EXHIBIT B


                       RESOLUTIONS OF THE BOARD REGARDING
                   APPROVAL OF RENEWAL OF JOINT FIDELITY BOND

RESOLVED:           That the Board  hereby  ratifies the renewal of the fidelity bond  (the  "Fidelity  Bond")  issued by  Federal  Insurance
                    Company and  maintained  jointly by the  Excelsior  Absolute
                    Return Fund of Funds,  LLC (the  "Feeder  Fund"),  Excelsior
                    Absolute  Return Fund of Funds Master Fund, LLC (the "Master
                    Fund"),   Excelsior  Buyout  Investors,  LLC  ("Buyout"  and
                    together with the Feeder Fund and Master Fund, the "Funds") and the Other Insureds in the amount of $6,000,000, and determines, in accordance with the requirements of Rule
                    17g-1 under the 1940 Act, that the Fidelity Bond, which provides joint fidelity coverage to the Funds and the Other
                    Insureds, is reasonable in form and amount, after giving due consideration to all relevant factors, including the value of the aggregate assets of the Funds and the Other Insureds, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities that are or will be held in the portfolios of the Funds and the Other Insureds.

RESOLVED:           That the Board hereby:  (i) authorizes  each of the Funds to share  in the  payment  of the  annual  premium  of  $29,000 applicable to the Fidelity Bond in amounts equal to $3,016, $0, $857 and $0 for the Feeder Fund, the Master Fund, Buyout and UST Global, respectively, determined based upon the relative total assets of the Funds and the Other Insureds;
                    and (ii) determines that the portion of the premium to be paid by each of the Funds is fair and reasonable, taking all relevant factors into consideration including, but not limited to, the number of other parties named as insureds, the nature of their business activities, the amount of coverage under the Fidelity Bond, the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each of the Funds is less than the premium each of the Funds would have had to pay if it had provided and maintained a single insured bond.

RESOLVED:           That  in the  event  the  amount  of the  Fidelity  Bond  is required in the future to be  increased  in order to satisfy the  minimum  bonding  requirements  of Rule 17g-1 under the
                    1940 Act, the proper  officers of the Funds,  be, and hereby are,  authorized  on  behalf of the  Funds to  increase  the amount of the  Fidelity  Bond  coverage  to comply with such requirements and to allocate the additional  premium payable on the  Fidelity  Bond among each of the Funds and the Other
                    Insureds  based on the relative  total assets of each of the
                    Funds and the Other Insureds determined as of the end of the
                    month   preceding  the  effective  date  of  the  change  in
                    coverage; and further



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                                                                       EXHIBIT B



RESOLVED:           That the Joint  Insured  Agreement,  currently  in existence among the Funds and the Other Insureds, shall continue to define certain rights and responsibilities of the insureds with respect to the Fidelity Bond and the sharing of recoveries thereunder in the event of a loss incurred by two or more of the named insureds; and further

RESOLVED:           That Steven L. Suss,  be, and hereby is,  designated to make all filings with the Securities and Exchange Commission (the
                    "SEC") and to give all notices on behalf of the Fund required by paragraph (g) of Rule 17g-1 under the 1940 Act.